EXHIBIT 10.19

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT by and between Lithia Motors, Inc., an Oregon corporation (the “Corporation”), and Sidney B. DeBoer, the Corporation’s Chief Executive Officer (the “Employee”) is dated effective November 7, 2006 (the “Effective Date”).

Recitals

A. The Corporation is the owner of a term life insurance policy insuring the life of Employee.

B. The Employee wishes to provide life insurance protection for the Employee’s family in the event of the Employee’s death.

C. The Corporation is willing to designate that a portion of the death benefit will be payable to Employee’s designated beneficiaries in exchange for Employee’s payment of a proportionate amount of the premiums due on the policy.

D. Contemporaneously with the execution of this Agreement, the Corporation will endorse certain rights in and to the policy to the Employee.

E. In consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

Agreement

1. Life Insurance. The term life insurance policy to which this Agreement pertains is Policy Number 56740061 (the “Policy”) issued by Manufacturers Life Insurance Company (U.S.A.) (the “Insurer”), on the life of Employee with a face amount of $37,276,000.

2. Ownership of Policy. The Corporation shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein.

3. Employee’s Right to Designate Beneficiaries. Employee shall have the right to designate the beneficiary or beneficiaries of the Policy’s death benefit in an amount equal to Seven Million Dollars ($7,000,000) (the “Employee Portion”) by specifying the same in a written notice to the Corporation. Upon receipt of such notice, the Corporation shall execute and deliver to the Insurer the form necessary to designate the requested persons as the beneficiaries of the Employee Portion.

4. Endorsement. Contemporaneously with the execution of this Agreement, the Corporation shall execute an endorsement for the benefit of the Employee (the “Endorsement”), endorsing the right to name beneficiaries of the Employee Portion of the Policy death benefit as provided under this Agreement. Such endorsement shall not be terminated, altered or amended by the Corporation without the express written consent of the Employee. The parties hereto agree to take all action necessary to cause such endorsement to conform to the provisions of this Agreement.

5. Premium Payment.

(a) Upon execution of this Agreement, the Employee shall pay an initial pro-rata premium in an amount equal to $51.83 per day for each day between the Effective Date and January 24, 2007. Thereafter, 60 days prior to each premium due date the Corporation shall give written notice to Employee of the amount of the renewal premium and prior to such renewal due date, the Employee shall pay to the Corporation 18.92% of the premium amount due.

(b) On or before the due date of the Policy premium, or within the grace period therein, the Corporation shall pay the full amount of each premium to the Insurer, and shall, upon request, promptly furnish the Employee evidence of timely payment of such premium.

6. Limitation on Corporation’s Rights in Policy. Except as otherwise provided herein, the Corporation shall not sell, assign, transfer, surrender or cancel the Policy during the initial ten years of the Policy ending January 24, 2014 (the “Base Term”), nor change the beneficiary designation provisions thereof, without, in any such case, the express written consent of the Employee.

7. Conversion Right. The Corporation may elect to convert the Policy to a permanent plan of policy, in accordance with the terms of the Policy, only with the consent of Employee. If the Corporation and Employee agree to convert the Policy, unless otherwise agreed by the Corporation and Employee, Employee will continue to have a right to designate beneficiaries to receive the Employee Portion of the Policy death benefit and will be obligated to pay that pro rata share of the premiums.

8. Continuation of Policy.

(a) The Corporation and Employee agree to renew the Policy subject to this Agreement, by paying the annual premiums, through the Base Term, unless the parties agree in writing to not renew the Policy or unless and until (i) the total cessation of the business of the Corporation, (ii) the bankruptcy, receivership or dissolution of the Corporation, or (iii) termination of Employee’s employment with the Corporation.

(b) Following termination of Employee’s employment, the Corporation may give notice to the Employee of its intent to terminate the Policy. Within 60 days of such notice, the Employee may elect to purchase the Policy by paying the Corporation the amount of any refund that the Corporation would have received upon termination of the Policy, calculated as of the date of the Employee’s election and payment. Upon payment of such amount, the Corporation shall transfer all of its right, title and interest in and to the Policy to the Employee or the Employee’s assignee, by the Execution and delivery of an appropriate instrument of transfer.

(c) If the policy is converted to a permanent plan of policy, following termination of Employee’s employment with the Corporation, the Corporation shall give notice to the Employee of its intent to surrender or cancel the Policy for its cash surrender value. Within 60 days of such notice, the Employee may elect to purchase the Policy by paying the Corporation the greater of (i) the total amount of the premiums paid by the Corporation following the conversion or (ii) 81.08% of the cash surrender value of the Policy. In the event the Employee does not make such election, the Corporation may surrender the Policy, and the Employee will receive the excess of the cash surrender value above the greater of (i) the total amount of the premiums paid by the Corporation following the conversion or (ii) 81.08% of the cash surrender value of the Policy.

(d) In the event the Employee fails to pay his share of the premium, as specified in Section 5(b), this Agreement shall terminate and the Corporation may remove the endorsement and/or elect not to renew the term policy.

9. Collection of Death Proceeds. Upon the death of the Employee, the Corporation shall promptly take all action necessary to obtain the death benefit provided under the Policy. When such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

10. Insurer Not a Party. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy’s death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this

Agreement, or any modification or amendment hereof, and none of the provisions herein shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the beneficiary designation executed by the Corporation and filed with the Insurer in connection herewith.

11. Assignment by Employee. Notwithstanding any provision hereof to the contrary, the Employee shall have the right to absolutely and irrevocably assign by gift all of the Employee’s right, title and interest in and to this Agreement and under the Endorsement to the Policy to an assignee. The Employee may exercise this right by executing a written document in the form used by the Insurer for irrevocable gifts, and delivering this form to the Corporation. Upon receipt of such form, executed by the Employee and duly accepted by the assignee thereof, the Corporation shall consent thereto in writing, and shall thereafter treat the Employee’s assignee as the sole owner of all of the Employee’s right, title and interest in and to this Agreement and in and to the Endorsement to the Policy. Thereafter, the Employee shall have no right, title or interest in and to this Agreement or the Endorsement to the Policy, all such rights being vested in and exercisable only by such assignee.

12. Named Fiduciary, Claims Procedure and Administration.

(a) Named Fiduciary. The Corporation is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

(b) Claim Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Corporation, setting forth his or her claim. The request must be addressed to the President of the Corporation at its then principal place of business.

(c) Claim Decision. Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Corporation may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Corporation shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of this Agreement on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection d. and for review under subsection e. hereof.

(d) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Corporation. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Secretary. If the Claimant does not request a review of the Corporation’s determination by the Secretary of the Corporation within such sixty (60) day period, he or she shall be barred and estopped from challenging the Corporation’s determination.

(e) Review of Decision. Within sixty (60) days after the Secretary’s receipt of a request for review, he or she will review the Corporation’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

13. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and upon the Employee, the Employee’s successors, assigns, heirs, executors, administrators and beneficiaries.

15. Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

16. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oregon.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

LITHIA MOTORS, INC.

By:	/s/ M.L. Dick Heimann
M.L. Dick Heimann, President of Corporate Affairs

EMPLOYEE

/s/ Sidney B. DeBoer
Sidney B. DeBoer

ENDORSEMENT OF LIFE INSURANCE POLICY

PURSUANT TO SPLIT-DOLLAR AGREEMENT

Insured:	Sidney B. DeBoer
Policy Number:	56 740 061
Insurer:	The Manufacturers Life Insurance Company (U.S.A.)
Initial Face Amount:	$37,276,000

§ 1 Ownership

(a) Lithia Motors, Inc., an Oregon corporation (the “Corporation”) is the owner of the above-captioned life insurance policy (the “Policy”) which is subject to the terms of a Split-Dollar Agreement adopted by the Corporation effective as of November 7, 2006 (herein the “Split-Dollar Agreement”). Corporation hereby endorses the following rights in and to the Policy to the Insured named above (herein referred to as the “Employee”), in accordance with the Split-Dollar Plan:

(1) In the event of the Employee’s death during the term of the Split-Dollar Agreement, the Employee’s beneficiaries shall receive a portion of the death benefit payable under the Policy in accordance with § 2 of this Endorsement.

(2) The Employee may select the beneficiaries to receive, the portion of the death proceeds of the Policy payable to the Employee’s beneficiaries in the amount determined under § 2 of this Endorsement, in the event of the Employee’s death to the extent provided for in the Split-Dollar Agreement.

(b) The Corporation shall not take any action with respect to the Policy which would impair the interests of the Employee or the Employee’s beneficiaries or assigns.

§ 2 Rights upon Death of Employee

Upon the death of the Employee, to the extent provided in the Split-Dollar Agreement, 18.92% of the Policy proceeds shall be distributed to the beneficiaries designated by the Employee or if no beneficiary has been designated, to his estate.

§ 3 Termination

This Endorsement shall terminate upon the termination of the Split-Dollar Agreement.

§ 4 Insurer

The Insurer may, in determining the amount of the above mentioned payments to either Corporation or Employee, safely accept, rely and act upon a written instruction by Corporation or Employee, and the production to the Insurer of a receipt for such payment signed by the Corporation or the Employee shall be a discharge therefor to the Insurer and final and conclusive evidence that such payment has been duly paid to and received by the party lawfully and rightfully entitled to the same and that all claims and demands whatever against the Insurer in respect thereto have been fully satisfied. The Insurer shall be fully protected (and shall have no liability from) recognizing (and complying with) any request made by the Corporation or Employee with or without the consent of the other person or entity.

This Endorsement is dated effective as of November 7, 2006.

LITHIA MOTORS, INC.

By:	/s/ M.L. Dick Heimann
M.L. Dick Heimann, President of Corporate Affairs

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BENEFICIARY DESIGNATION

UNDER SPLIT LIFE INSURANCE AGREEMENT

Pursuant to Section 3 and Section 11 of the Split Dollar Agreement between Lithia Motors, Inc., and myself, dated November 7, 2006, I hereby designate the following beneficiary to receive the Employee Portion of the death benefit under the Policy and as my assignee:

Sidney B. DeBoer Trust U.T.A.D. January 30, 1997

/s/ Sidney B. DeBoer
Sidney B. DeBoer

Date: November 7, 2006

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